Exhibit 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RESULTS FOR THE QUARTER AND YEAR ENDED FEBRUARY 28, 2006
     Midlothian, Texas April 24, 2006 — Ennis, Inc. (the “Company), (NYSE: EBF), today reported financial results for the quarter and the year ended February 28, 2006.
Highlights
•	Revenues increased by $194 million over the last year, or 53%.
•	Profits increased 77% for the year, from approximately $23 million to approximately $41 million.
•	Diluted EPS increased by 33%, from $1.19 per share to $1.58 per share for the year.
Financial Overview
     For the year, net sales increased by approximately $194.0 million, or 53.1% from $365.4 million for the year ended February 28, 2005 to $559.4 million for the year ended February 28, 2006. Sales in the Print Solutions segment for the period were $321.4 million, compared to $309.3 million for the same period last year. The Apparel Solutions segment sales for the period were $238.0 million, compared to $56.1 million for the period from the acquisition date (November 19, 2004) to February 28, 2005. Due to improved margins realized at the Apparel Group during the year, the Company’s margins improved from 24.8% to 25.3% for fiscal years 2005 and 2006, respectively. Net earnings for the year increased by $17.5 million, or 76.6% from $23.0 million for the year ended February 28, 2005 to $40.5 million for the year ended February 28, 2006. Diluted earnings increased from $1.19 per share to $1.58 per share for the year ended February 28, 2005 and 2006, respectively.
     For the fourth quarter, net sales decreased by $4.0 million, or 3.0% from $134.5 for the three months ended February 28, 2005 to $130.5 million for the three months ended February 28, 2006. Net sales in the Print Solutions segment for the quarter were $79.0 million, compared to $82.8 million for the same quarter last year. Sales in the Apparel Solutions segment during the period were $51.5 million, compared to $51.7 million for the same quarter last year. Due to the improved margins at the Apparel Group, the Company’s margins during the quarter continued to improve over the prior, from 23.3% for the quarter ended February 28, 2005 to 24.3% for the quarter ended February 28, 2006. Net earnings for the quarter increased by $2.4 million, or 34.8% from $6.9 million for the three months ended February 28, 2005 to $9.3 million for the three months ended February 28, 2006. Diluted earnings for the three months ended February 28, 2006 were $.36 per share, compared to $.27 per share for the three months ended February 28, 2005. The decline in the Print Solutions segment’s revenues was due in part to reduced volume from a large customer in the Promotional Solutions group.
     The Company generated approximately $19.4 million in EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter compared to $18.0 million for the comparable quarter last year, and $90.1 million for the year ended February 28, 2006 compared to $51.3 for the comparable period last year.
Reconciliation of Non-GAAP to GAAP measure (dollars in thousands):

	Three months ended		Year ended
	February 28,		February 28,
	2006	2005	2006	2005
Earnings before income taxes	$13,188	$11,544	$63,971	$37,465
Interest expense	1,530	2,166	8,331	2,755
Depreciation/amortization	4,644	4,310	17,811	11,076

EBITDA (non-GAAP)	$19,362	$18,020	$90,113	$51,296

     Keith Walters, Chairman, President & CEO, commented by saying, “we are extremely pleased with our results for the year and with the post-merger operating results of our apparel company which continues to meet or exceed our pro-forma expectations outlined in last year’s S-4 filing. Our operating performance for the year was the highest in the Company’s history. We were also pleased that our Print segment’s sales for the year were up almost 4%, even given the closing of two of our plants and the loss of volume from a large Promotional Group customer. While this industry continues to deal with contraction, we plan to continue to look for opportunities in this market sector to add to our product offerings or improve our geographic presence. We plan to start to look for potential opportunities that may be available in the apparel sector as well.”
About Ennis
Ennis, Inc. (www.ennis.com) (formerly Ennis Business Forms, Inc.) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Printing Segment and Apparel Segment. There are three groups within the Printing Segment: the Forms Solutions Group, Promotional Solutions Group, and Financial Solutions Group. The Apparel Segment consists entirely of the Apparel Solutions Group. The Forms Solutions Group is primarily engaged in the business of manufacturing and selling business forms and other printed business products. The Promotional Solutions Group is primarily engaged in the business of design, production and distribution of printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes. The Financial Solutions Group designs, manufactures and markets printed forms and specializes in internal bank forms, secure and negotiable documents and custom products. The Apparel Solutions Group manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Michael Magill, Executive Vice President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
Condensed Operating Results	February 28,		February 28,
	2006	2005	2006	2005
Revenues	$130,479	$134,493	$559,397	$365,353
Cost of goods sold	98,738	103,022	417,307	274,596

Gross profit	31,741	31,471	142,090	90,757
Operating expenses	16,631	18,053	70,060	51,159

Operating income	15,110	13,418	72,030	39,598
Other expense	1,922	1,874	8,059	2,133
Income tax expense	3,883	4,641	23,434	14,506

Net earnings	$9,305	$6,903	$40,537	$22,959

Earnings per share
Basic	$0.37	$0.27	$1.59	$1.21

Diluted	$0.36	$0.27	$1.58	$1.19

Condensed Balance Sheet Information	February 28,
	2006	2005
Current assets
Cash	$13,860	$10,694
Accounts receivable, net	41,686	46,685
Inventories, net	89,155	79,900
Other	11,360	11,894

	156,061	149,173

Property, plant & equipment	66,197	72,019
Other	272,143	276,054

	$494,401	$497,246

Current Liabilities
Accounts payable	$26,589	$33,887
Accrued expenses	25,752	25,794
Current portion of long-term debt	11,620	21,702

	63,961	81,383

Long-term debt	102,916	112,342
Deferred credits	30,189	31,790

Total liabilities	197,066	225,515

Shareholders’ equity	297,335	271,731

	$494,401	$497,246

Condensed Cash Flow Information
Cash provided by operating activities	$47,903	$20,046
Cash used by investing activities	(9,842)	(121,091)
Cash provided by (used in) financing activities	(34,895)	96,672

Change in Cash	3,166	(4,373)
Cash at beginning of period	10,694	15,067

Cash at end of period	$13,860	$10,694